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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
INTERWORLD CORPORATION                                J NET ENTERPRISES, INC.
----------------------                                -----------------------
Press Contact:                                        Linda Crump
Chris Faust                                           (214) 696-8830
212-301-2375                                          Susan Mulligan
Investor Contact:                                     (646) 557-2992
Joel Herskovits
212-301-2528


                INTERWORLD SIGNS AGREEMENT FOR UP TO $40 MILLION
                   IN NEW FINANCING BY J NET ENTERPRISES, INC.

NEW YORK, NY, JANUARY 25, 2001 -- InterWorld(R) Corporation (NASDAQ: INTW), A leading global provider of software solutions for sell-side B2B and B2C e-commerce, and J Net Enterprises, Inc. (NYSE: J), a technology holding company, today announced the signing of a definitive agreement for the sale of InterWorld common stock of up to $40 million. The transaction will be in the form of a rights offering to existing common stockholders of InterWorld, with J Net guaranteeing minimum proceeds of $20 million. In conjunction with this offering, J Net will exchange all of its Series A Preferred Stock and certain warrants issued to J Net by InterWorld in November 2000 for InterWorld common stock.

"This additional capital will help ensure that InterWorld can continue to execute on its short- and long-term strategic business plan as well as continue to provide value for its existing and future clients and partners worldwide," said Allan R. Tessler, chairman and CEO of J Net. "We continue to view InterWorld as a strong technology leader in the sell-side e-commerce arena. The company is well poised to take advantage of the evolving e-business market opportunities."

"With the additional capital raised in this offering, the recent cost restructuring and the strategic refocusing of our sales and marketing efforts, we believe we are well positioned to reach profitability in 2002," said Michael Donahue, chairman, president and CEO of InterWorld. "This financing allows InterWorld to continue to evolve our e-commerce platform, providing our customers with enhanced functionality and flexibility to efficiently manage their direct and indirect sales channels."

Each of InterWorld's existing stockholders will receive the right to acquire approximately 1.05 shares of new InterWorld common stock at $.65 per share. In the event the rights offering is not fully subscribed, J Net has agreed to purchase sufficient shares of common stock at $.65 per share to ensure that the offering will provide a minimum of $20 million of capital to InterWorld. In addition, J Net has the right to purchase additional shares of InterWorld common stock at $.65 per share to increase its investment in this financing to $20 million. Further, J Net has the option to increase its investment above its $20 million commitment, based on an aggregate of $40 million of proceeds to InterWorld, at per share prices of 90% of the volume-weighted average trading price of InterWorld common stock for the 12-day period prior to the time of exercise.

Also in conjunction with this offering, J Net has agreed to exchange the Series A Preferred Stock and the warrants to purchase common stock, both acquired in a November 2000 financing transaction, for approximately 46 million shares of InterWorld common stock. Accordingly, InterWorld will be released from its obligation to redeem those securities for $30 million plus accrued dividends on April 12, 2001. Assuming consummation of the transactions outlined in the agreements, J Net will own a majority of the issued and outstanding common stock of InterWorld.

These transactions are subject to InterWorld shareholder approval and a charter amendment is required to increase the number of authorized shares. It is also contemplated that the shareholders will be asked to increase the number of shares in InterWorld's employee stock option plan to partially offset the dilution of this offering. The rights offering and the shareholder vote will be made pursuant to a prospectus, proxy statement and registration statement
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to be filed with Securities and Exchange Commission in early February. The completion of the offering is expected to be completed in early Spring.

This offering does not constitute an offering of any securities for sale. No securities have yet been registered under the Securities Act of 1933, and no securities may be offered or sold absent registration or an applicable exemption from registration requirements.

Chapter 1 About InterWorld Corporation
InterWorld(R) Corporation (NASDAQ: INTW) is a leading global provider of software solutions for sell-side B2B and B2C e-commerce. The company's process-oriented and standards-based solution enables manufacturers, distributors and retailers to compete more successfully in today's global digital economy. InterWorld's comprehensive, pre-packaged solution allows businesses to maximize profitability, lower operating costs and enhance overall corporate or consumer loyalty. InterWorld has over 100 customers worldwide including industry leaders Oki Data Americas, Inc., IKON Office Solutions, MSC Industrial, DisneyStore.com, Ann Taylor Corp., and Brooks Brothers. Founded in 1995, InterWorld is headquartered in New York, NY with offices throughout North America, Europe, and Asia-Pacific. InterWorld can be reached at 1-877-326-6637 or http://www.interworld.com.

Chapter 2 About J Net Enterprises
J Net Enterprises, Inc. is a technology holding company with concentrated investments in leading enterprise software and Internet infrastructure companies. J Net's name was changed from Jackpot Enterprises, Inc, at its annual meeting of the stockholders on December 6, 2000. The Company's assets consist primarily of cash and investments at cost. For more information on J Net Enterprises, visit http://www.jnettech.com.

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INTERWORLD IS A REGISTERED TRADEMARK OF INTERWORLD CORPORATION. ALL OTHER
COMPANY, PRODUCT, AND BRAND NAMES ARE TRADEMARKS OF THEIR RESPECTIVE OWNERS.

THIS PRESS RELEASE CONTAINS OR MAY CONTAIN FORWARD-LOOKING STATEMENTS SUCH AS STATEMENTS REGARDING THE COMPANIES' FUTURE GROWTH AND PROFITABILITY, GROWTH STRATEGY AND TRENDS IN THE INDUSTRY IN WHICH THEY OPERATE. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE COMPANY'S CURRENT EXPECTATIONS AND ARE SUBJECT TO A NUMBER OF RISKS, UNCERTAINTIES AND ASSUMPTIONS. AMONG THE IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER SIGNIFICANTLY FROM THESE EXPRESSED OR IMPLIED FORWARD-LOOKING STATEMENTS ARE THE FAILURE OF OUR PRODUCTS TO BE ACCEPTED IN THE INTERNET COMMERCE MARKET, THE INTENSE COMPETITION IN OUR INDUSTRY, TECHNOLOGICAL CHANGE, OUR RELIANCE ON SYSTEMS INTEGRATION COMPANIES TO SELL AND IMPLEMENT OUR PRODUCTS, OUR NEED TO ATTRACT SIGNIFICANT NEW CLIENTS EACH YEAR, OUR ABILITY TO MODIFY OUR PRODUCTS AND MARKET THEM INTERNATIONALLY, THE POTENTIAL NEED FOR ADDITIONAL FINANCING, THE RISK THAT OUR PROPRIETARY RIGHTS MAY NOT BE FULLY PROTECTED, AS WELL AS THE OTHER RISK FACTORS AFFECTING THE COMPANIES DETAILED FROM TIME TO TIME IN THE DOCUMENTS THEY HAVE FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION. THE COMPANIES ASSUME NO RESPONSIBILITY TO UPDATE THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS RELEASE.